UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

The information provided under Item 5.02 hereof is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As further discussed below, effective as of February 7, 2008, J. Russell Phillips will no longer serve on the Company’s audit committee because he has been appointed as the Company’s Chief Executive Officer. Although Mr. Phillips will continue to serve as a director of the Company, as a result of his departure from the audit committee, the Company only has two directors who are eligible to continue to serve on its audit committee. Nasdaq Rule 4350(d)(2)(A) provides, among other matters, that a registrant’s audit committee must consist of at least three independent directors.

The Company provided Nasdaq with written notice of this matter on February 7, 2008 and will have until its 2008 annual meeting of stockholders to regain compliance with Nasdaq Rule 4350(d)(2)(A). The board of directors is searching for a qualified candidate to appoint as an additional director, who would serve on the audit committee.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2008, Stephen V. Coffey resigned as the Chief Executive Officer of Diedrich Coffee, Inc. (the “Company”) and provided notice of termination of the engagement agreement by and among the Company, Mr. Coffey and Coffey Management Company, dated as of December 14, 2005. The termination of the engagement agreement, which provided for Mr. Coffey’s and his management company’s services for a fee of $60,000 per month, is effective as of February 7, 2008. Mr. Coffey’s resignation was not the result of any disagreement with the Company.

On February 7, 2008, the Company appointed J. Russell Phillips, a director of the Company, as its Chief Executive Officer. In connection with his appointment, Mr. Phillips entered into an employment agreement with the Company dated as of February 7, 2008 (the “Employment Agreement”). The Employment Agreement provides for compensation consisting of, among other things, (i) an annual base salary of $275,000 and (ii) a grant of options to purchase 275,000 shares of common stock of the Company, (the “Options”) pursuant to the Stock Option Agreement described below. In addition, Mr. Phillips will be eligible to receive (i) a bonus equal to up to 75% of his annual base salary, 80% of which would be paid upon achievement of certain defined objectives and 20% of which would be paid based upon the discretion of the Company’s compensation committee and (ii) benefits under all other benefit plans generally provided to the Company’s other executive officers.

The foregoing description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Options will be issued to Mr. Phillips pursuant to the terms of the Employment Agreement and the Stock Option Agreement between the Company and J. Russell Phillips, effective as of February 7, 2008 (the “Stock Option Agreement”). The Options granted under the Stock Option Agreement will consist of non-qualified options to purchase up to 275,000 shares of the Company’s common stock, which vest over three (3) years, with one-third (1/3) of the options vesting on each anniversary of the effective date until all options have vested. The Options will fully vest and become immediately exercisable upon a change of control (as such term is defined in the Employment Agreement). Unless an earlier termination occurs, the Options will expire ten years after the effective date of the Stock Option Agreement. If Mr. Phillips’ employment with the Company is terminated by the Company for cause (as such term is defined in the Employment Agreement), all Options, whether or not vested, will immediately terminate and become unexercisable as of the termination date. The Options are subject to approval by the stockholders. In this connection, the Company has agreed to seek approval of the terms of the Stock Option Agreement and the grant of the Options from the stockholders of the Company at the next annual meeting of stockholders.

The foregoing description of the Stock Option Agreement is qualified in its entirety by the terms of the Stock Option Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Mr. Phillips, 58, joined the Company’s board of directors in April 2007. Since 2004, Mr. Phillips has served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

Mr. Phillips will continue to serve as a director, but, as an insider of the Company, he will no longer serve as a member of the Company’s audit committee. The board of directors is searching for a qualified candidate to appoint as an additional director, who would serve on the audit committee.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits 10.1 and 10.2 are being filed herewith, while Exhibit 99.1 is being furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Chief Executive Officer Employment Agreement between J. Russell Phillips and Diedrich Coffee, Inc., effective as of February 7, 2008

10.2	Stock Option Agreement between Diedrich Coffee, Inc., and J. Russell Phillips, effective as of February 7, 2008

99.1	Press Release, dated February 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 8, 2008	DIEDRICH COFFEE, INC.

		By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Chief Executive Officer Employment Agreement between J. Russell Phillips and Diedrich Coffee, Inc., effective as of February 7, 2008

10.2	Stock Option Agreement between Diedrich Coffee, Inc., and J. Russell Phillips, effective as of February 7, 2008

99.1	Press Release, dated February 7, 2008